Exhibit 10.4
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is entered into this 21st day of September, 2005 by and among the following parties, upon the following terms:

1.	Definitions. In this Assignment, these defined terms are used:
(a)	Assignor: Steak n Shake Operations, Inc., an Indiana corporation as successor-in-interest to Steak N Shake, Inc.
(b)	Assignee: Reinwald Enterprises Emory, LLC
(c)	Landlord: JCS Knoxville Properties, LLC and LKS Knoxville Properties, Inc.
(d)
Lease: Net Land & Building Lease dated June 18, 1999, between Interstate Management Real Estate Partners, a Kentucky general partnership, as predecessor-in-interest to Landlord, and Assignor, as Tenant. A copy of the Lease is annexed to this Assignment as Exhibit A and made a part of this Assignment by this reference.

(e)	Premises: 500 East Emory Road, Powell, TN, more particularly described on Exhibit A.
(f)	Security Deposit: $0
(g)	Date: The earlier of September 28, 2005, or the day on which Assignor delivers possession of the Premises to Assignee.

2.
Assignment and Delivery of the Premises. Assignor assigns to Assignee, effective as of the Date, all of Assignor’s right, title, and interest in (a) the Lease, and (b) the Rent prepaid under the Lease. Assignor will deliver possession of the Premises to Assignee on the Date.

3.
Assumption and Acceptance of the Premises. Assignee assumes and agrees to perform each and every obligation of Assignor under the Lease, effective as of the Date. Assignee will accept the Premises in their condition on the Date.

4.
Assignor’s Warranties. Assignor warrants to Assignee that (a) the Lease is in full force and effect and unmodified, and all Rent (as that term is defined in the Lease) will be paid through the Date; (b) Assignor’s interest in the Lease is free and clear of any liens, encumbrances, or adverse interests of third parties except those permitted exceptions shown on Exhibit B ("Permitted Exceptions"), and the Premises have not been sublet in whole or in part; (c) Assignor has full and lawful authority to assign its interest in the Lease; and (d) there is no default under the Lease or any circumstances which by lapse of time or after notice would be a default under the Lease. The warranties contained in this paragraph will be true as of the date of Assignor’s execution of this Assignment and will be true as of the Date. The warranties will survive the Date.

5.
Mutual Indemnification. Assignor will indemnify Assignee against and hold Assignee harmless from any and all loss, liability, and expense (including reasonable attorneys’ fees and court costs) arising out of any breach by Assignor of its warranties contained in this Assignment, and Assignee will indemnify Assignor against and will hold Assignor harmless from any loss, liability, and expense (including reasonable attorneys’ fees and court costs) arising out of any breach by Assignee of its agreements contained in this Assignment after the Date. In consideration for, and as inducement to Assignor entering into this Assignment with Assignee, Gary T. Reinwald shall absolutely, unconditionally and irrevocably guaranty to Assignor, the performance of Assignee’s obligations hereunder, and under the Lease; the specific form of said guaranty being attached hereto as Exhibit "C" and by this reference made a part hereof

6.
Contingencies. The Assignor’s obligation to assign the Lease and the Assignee’s obligation to assume Assignor’s obligation thereunder is contingent upon the following conditions being satisfied or occurring on or before the Date.

(a)
Consummation of the sale of the real property at 310 Wild Geese Road, Knoxville, Tennessee (åKnoxville Real Estateæ) pursuant to that Contract for the Purchase and Sale of Real Estate entered into by Assignor and Assignee and having the same date hereof.

(b)	Commencement of the franchise contemplated by that Multiple Unit Franchise Agreement entered into by Assignor and Assignee and having the same date hereof.
(c)	Consummation of the sale of Personal Property located on the Premises and the Knoxville Real Estate and the Premises pursuant to that Personal Property Agreement.
(d)	Assignee approving, in its sole and absolute discretion, the condition of title, survey, legal description and environmental condition of the Real Estate.
(e)
Assignee can obtain on or before the Date, leasehold title insurance policies insuring Assignee’s leasehold interest in the Real Estate in an amount, insuring Assignee’s rights in said Real Estate and containing no exceptions other than current, non-delinquent property taxes, and the Permitted Exception. In the event Assignee objects to any matter of title, Assignee’s sole remedy, which shall be exercised prior to the Date, shall be the termination of this Agreement. Assignor shall order an update of Title Policy #138-00-035436, issued by lawyer’s Title Insurance Company in the name of Assignee and an update of the ALTA/ACSM survey prepared by Batson Himes Norvell & Poe, on June 4, 1999 as Job No. 22985.

(f)
Assignee shall have inspected, and approved to its sole satisfaction, the Premises on the Premises. In the event Assignee objects to any condition existing on the Premises, Assignee’s sole remedy, which shall be exercised prior to the Date, shall be termination of the Agreement.

7.
Amendment of Lease. Assignee may only amend the Lease after the Date with the consent of Assignor, and no such amendment will increase the amount of Rent for which Assignor is obligated under the Lease.

8.
Joint and Several Liability. The liability of Assignor and Assignee under the Lease will be joint and several. If the term "Assignee" refers to more than one corporation, partnership, trust, association, individual, or other entity, their liability under this Assignment will be joint and several.

9.
Entire Agreement. This Assignment embodies the entire agreement of Assignor and Assignee with respect to the subject matter of this Assignment, and it supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Assignment. There are no agreements or understandings which are not set forth in this Assignment. This Assignment may be modified only by a written instrument duly executed by Assignor and Assignee.

10.
Binding Effect. The terms and provisions of this Assignment will inure to the benefit of, and will be binding upon, the successors, assigns, personal representatives, heirs, devisees, and legatees of Assignor and Assignee.

Assignor and Assignee have executed this Assignment as of its date.

/s/ Bradley J. Manns____________                               /s/David C. Milne_____________
Witness       Assignor Signature

/s/ Michael T. Crowley__________                                /s/ Gary T. Reinwald____________
Witness       Assignee Signature

EXHIBIT A

Net Land and Building Lease (Omitted from filing)

EXHIBIT B

Permitted Exception (Omitted from filing)

EXHIBIT C

Guaranty (Omitted from filing)